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                                                                    Exhibit 12.1

                              Halliburton Company

                Computation of Ratios of Combined Fixed Charges
                      and Preference Dividends to Earnings
                                  Exhibit 12.1
                      (Millions of dollars except ratios)





                                                                   Nine months
                                                                      ended
                                                                   September 30               Years ended December 31
                                                                       2001      --------------------------------------------------
                                                                   (Unaudited)     2000     1999      1998         1997      1996
                                                                   -----------   -------  --------  --------    ---------  --------
Earnings:
Income (loss) from continuing operations
  before provision for income taxes,
  minority interest, and cumulative effect
  of changes in accounting methods ..............................        $ 709     $ 335     $ 307      $ 55      $ 1,096     $ 604
Add (deduct):
  Interest expense including amortization
    of debt discount and issue costs ............................        $ 115     $ 146     $ 141     $ 134      $   108     $  70
  Interest portion of long-term fixed rent ......................        $  43     $  57     $  53     $  61      $    52     $  41
  Equity in income of joint venture operations ..................        $ (73)    $ (88)    $ (99)    $(154)     $  (133)    $(110)
  Dividends received from less than 50% owned
    affiliates and the Company's proportionate
    share of pretax income of 50% owned affiliates ..............        $  14     $  27     $  57     $  93      $    52     $  14
                                                                   -----------   -------  --------  --------    ---------  --------

    Total earnings ..............................................        $ 808     $ 477     $ 459     $ 189      $ 1,175     $ 619
                                                                   ===========   =======  ========  ========    =========  ========

Fixed charges:
  Interest expense including amortization of debt discount and
    issue cost ..................................................        $ 115     $ 146     $ 141     $ 134      $   108     $  70
  Preference dividends ..........................................           --        --        --        --           --        --
  Interest portion of long-term fixed rent ......................        $  43     $  57     $  53     $  61      $    52     $  41
                                                                   -----------   -------  --------  --------    ---------  --------
    Total fixed charges .........................................        $ 158     $ 203     $ 194     $ 195      $   160     $ 111
                                                                   ===========   =======  ========  ========    =========  ========

Ratio of combined fixed charges and preference dividends to
    earnings ....................................................          5.1       2.3       2.4     (a)            7.3       5.6
                                                                   ===========   =======  ========  ========    =========  ========

(a) Earnings were inadequate to cover combined fixed charges and preference dividends in 1998 by $6 million